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Exhibit (d14)

Money Manager Agreement

This agreement (the “Agreement”) is between TIFF Investment Program, Inc. (“TIP”), a Maryland corporation, for its TIFF Multi-Asset Fund (the “Fund”), and Glenhill Capital Advisors, LLC (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is effective as of October 1, 2013 (the “Effective Date”).

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

TIP wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

The parties therefore agree as follows:

1. Managed Assets

The Manager will provide investment management services solely with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of fees and expenses, and withdrawals, are referred to in this Agreement as the “Managed Assets.” The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2. Appointment and Powers of Manager; Investment Approach

(a) Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b) Powers. Subject to the supervision of the board of directors of TIP and subject to the supervision of TIFF Advisory Services, Inc. (“TAS”) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). TIP, acting on behalf of the Fund, grants the Manager authority to:

(i)	acquire (by purchase, exchange, subscription, or otherwise), hold, and dispose of (by sale, exchange, or otherwise) securities and other investments;

(ii)	determine what portion of the Managed Assets will be held uninvested; and

(iii)	enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

(c) Power of Attorney. To enable the Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

(d) Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets in accordance with the Fund’s proxy voting guidelines provided to Manager. The Manager shall comply with any written instructions received from the Fund as to the voting of securities and handling of proxies with respect to the Managed Assets.

(e) Independent Contractor. The Manager shall for all purposes be deemed to be an independent contractor and, except as expressly authorized herein, shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f) Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3. Requirements; Duties

(a) Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the “Requirements”):

(i)	the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(ii)	TIP’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of common stock in the Fund, as such Registration Statement may be amended from time to time (the “Registration Statement”) and provided by TAS to the Manager;

(iii)	the Manager’s Investment Guidelines for the Fund as agreed to in writing by TAS and the Manager, and which may be amended from time to time through mutual written agreement by TAS and the Manager;
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(iv)	written instructions and directions of the board of directors of TIP provided to Manager; and

(v)	written instructions and directions of TAS provided to Manager.

(b) Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager’s Investment Guidelines; and (ii) to the extent that TAS or the Fund provide the Manager with information sufficient to permit the Manager to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law or regulation as the Fund or TAS may reasonably specify to effect compliance.

(c) Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager shall act in good faith and in the best interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

(d) Valuation. The Manager shall not be responsible for calculating the net asset value of the Fund’s portfolio or making final decisions on the value of portfolio securities used to calculate such net asset value, but the Manager must review daily the pricing of the Managed Assets provided or otherwise made available to the Manager by or on behalf of the Fund.

4. Recordkeeping and Reporting

(a) Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund’s request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund’s property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

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(b) Reports to Custodian. The Manager shall provide to the Fund’s custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c) Other Reports. The Manager shall render to the board of directors of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5. Purchase and Sale of Securities

(a) Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its “affiliated persons,” as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof.

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

(b) Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6. Management Fees; Expenses

(a) Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager no later than the last day of the month immediately following the end of the period to which the fee relates. Such fees shall be paid out of the Managed Assets, except for those fees payable subsequent to a final Calculation Period.

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(b) Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment, and supplies, and shall perform at its own expense all routine and recurring functions necessary for the Manager to render the services required to be performed by it under this Agreement. The Fund shall be responsible for its own fees and expenses.

7. Non-Exclusivity of Services

The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Manager’s other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager’s affiliates act as financial advisor, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Fund.

8. Liability

The Manager shall not be liable to the Fund, TIP, TAS or to any shareholder for any error of judgment or for the actions of TAS, other money managers to the Fund, or other service providers to the Fund; provided, however, that the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement.

Nothing in this Agreement shall constitute a waiver or limitation of any rights that the Fund, TIP, or TAS may have under applicable state or federal laws.

9. Representations

(a) The Manager hereby represents to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement, and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

(b) The Manager represents that it is in material compliance with all applicable laws, both federal and state.

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(c) TIP hereby represents to the Manager that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

(d) TIP acknowledges receipt of Parts 2A and B of the Manager’s Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

(e) TIP represents that TIP and the Fund are in material compliance with all applicable laws and regulations, both federal and state.

(f) TIP represents that all of the Fund’s current shareholders are “qualified clients,” in accordance with in Rule 205-3 under the Advisers Act and interpretations thereof, and all of the Fund’s shareholders will be “qualified clients” for so long as the Manager performs services under this Agreement pursuant to a fee schedule not meeting the requirements of Section 205(b) of the Advisers Act.

10. Term

This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of directors of TIP or by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, in each case with at least 30 days’ written notice from the terminating party and on the date specified in the notice of termination.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11. Amendment

Except as otherwise provided in the Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund. Any such amendment must be in writing and signed by each party.

12. Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered electronically, in writing, or sent by fax or three business days after mailing registered mail postage prepaid as follows:

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Fund:	TIFF Investment Program
c/o TIFF Advisory Services, Inc.
Attn: General Counsel
Four Tower Bridge
200 Barr Harbor Drive, Suite 100
West Conshohocken, PA 19428
Fax: 610-684-8080
Email: miops@tiff.org with a copy to rmaestro@tiff.org

Manager:	Glenhill Capital Advisors, LLC
Attn: Kevin Corb
600 Fifth Avenue
11th Floor
New York, NY 10020
Fax: 646-432-0666
Email: kcorb@glenhillcap.com

Each party may change its address by giving notice as herein required.

13. Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15. Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16. Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”).

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No party may use or disclose to others Confidential Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

On behalf of Fund by	On behalf of
TIFF Investment Program, Inc.	GLENHILL CAPITAL ADVISORS, LLC

/s/ Kelly A. Lundstrom	/s/ Glenn J. Krevlin
Signature	Signature

Kelly A. Lundstrom, Vice President	Glenn J. Krevlin, Managing Member
Print Name/Title	Print Name/Title

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Schedule I

Dated as of October 1, 2013

to the

Money Manager Agreement (the “Agreement”) Dated as of October 1, 2013

Between

Glenhill Capital Advisors, LLC (the “Manager”) and

TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”)

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to the Agreement, the Fund will pay the Manager a fee as set forth below.

The Fund will pay the Manager (i) an asset based fee (the “Investment Management Fee") plus (ii) a performance based fee (the "Performance Based Fee"), each as described below.

Capitalized terms used throughout this schedule shall have the meanings given to them in the Agreement unless otherwise defined herein.

Investment Management Fee: The Fund will pay the Manager an asset based fee equal to the Fee Rate, calculated monthly as of the last day of the calendar month based on the Average Net Assets of the Managed Assets for the month to which the fee relates. The Investment Management Fee will be prorated for any period that is less than a full calendar month.

Definitions related to the Calculation and Payment of the Investment Management Fee

Average Net Assets: Average Net Assets means the average of the daily net asset values (gross of expenses except custodian transaction charges and the fees payable hereunder) of the Managed Assets for the applicable period.

Fee Rate: The Fee Rate per annum is determined based on TIFF Assets:

Except as provided below, if TIFF Assets are:	The Fee Rate is:
Less than $150,000,000	0.75% per annum on all assets
$150,000,000 - $300,000,000	0.65% per annum on all assets
Greater than $300,000,000	0.55% per annum on all assets

If TIFF Assets decline below a given breakpoint in any one month solely as a result of market movements or investment performance, the Fee Rate will not increase. If TIFF Assets decline  below a given breakpoint in any one month for any other reason, the Fee Rate will increase.

TIFF Assets: TIFF Assets for any period means the daily average over the period of the aggregate assets of funds advised by TIFF Advisory Services, Inc., or its affiliates, managed by the Manager or its affiliates, whether through a separate account or an interest in a pooled investment fund offered by the Manager. For assets placed with the Manager by a TIFF vehicle that calculates its net asset value on a daily basis, the average of the daily net asset values of such Managed Assets for the applicable period will be used for these purposes, and for assets placed by a TIFF vehicle or other account that does not calculate its net asset values on a daily basis, the average will be approximated using the value of such Managed Assets at the opening of the applicable period, adjusted by any contributions or withdrawals during the period.

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Calculation and Payment of the Performance Based Fee: For each Calculation Period, the Performance Based Fee will be equal to 15 percent of the amount by which the net asset value of the Managed Assets as of the end of the Calculation Period exceeds the Hurdle. The Performance Based Fee shall be payable annually, in arrears, in the month that follows the last calendar month of the Calculation Period or, in the event of a partial or complete withdrawal of Managed Assets, in the month that follows the date of withdrawal. For purposes of this calculation, in the event of a contribution, the additional assets shall be assigned a Hurdle based on the Effective Date of such assets and at the end of each Calculation Period, the net asset values of the Legacy Assets and the additional assets, respectively, shall be summed and compared to the sum of the Hurdles for the Legacy Assets and the additional assets, respectively, for purposes of calculating the Performance Based Fee; provided that, at the end of any Calculation Period for which a Performance Based Fee is earned, the additional assets shall be combined with the Legacy Assets for future Performance Based Fee calculations.

Definitions related to the Calculation and Payment of the Performance Based Fee

Calculation Period: Calculation Period means the 12-month period that begins on January 1 and ends on December 31 in each year. In the event the Effective Date is other than January 1 of a given year the first Calculation Period shall be the period that commences on the Effective Date and ends on December 31 of the same year, even though less than 12 full months. In the event of a partial or complete withdrawal of the Managed Assets, the final Calculation Period shall be the period that commences on January 1 of the year of withdrawal and ends on the date of withdrawal with respect to the withdrawn assets, even though less than 12 full months. In the event of a partial withdrawal not occurring on December 31, the Calculation Period for the Legacy Assets shall be the period that commences on the day after the partial withdrawal and ends on December 31 of the same year, even though less than 12 full months.

Effective Date: The Effective Date is the date on which the Fund places assets with the Manager. A new effective date shall apply each time additional assets are placed with the Manager, but only with respect to such additional assets. In the event of a partial withdrawal, the day immediately following the date of withdrawal shall be considered an Effective Date with respect to the Legacy Assets.

Hurdle: If no Performance Based Fee was paid with respect to the Managed Assets for any previous Calculation Period, then the Hurdle shall be an amount equal to the product of (A) the net asset value of the Managed Assets as of the first day of the first Calculation Period multiplied by (B) a fraction, (1) the numerator of which is equal to the Russell 3000 Total Return Index as of the close of business on the last day of the Calculation Period and (2) the denominator of which is equal to the Russell 3000 Index as of the close of business on the first day of the first Calculation Period. If a Performance Based Fee was paid with respect to the Managed Assets for a previous Calculation Period, then an amount equal to the product of (A) the net asset value of such Managed Assets as of the first day of the Calculation Period immediately following the most recent Calculation Period for which a Performance Based Fee was paid out of the Managed Assets multiplied by (B) a fraction, (1) the numerator of which is equal to the Russell 3000 Total Return Index as of the close of business on the last day of the current Calculation Period and (2) the denominator of which is equal to the Russell 3000 Total Return Index as of the close of the most recent Calculation Period for which a Performance Based Fee was paid out of the Managed Assets. In the event of a partial withdrawal, the Hurdle will be reduced pro-rata and, with respect to the Legacy Assets, the net asset value of the Managed Assets and the R3000 Index shall be adjusted as appropriate. Note: The Russell 3000 Total Return Index can be accessed via Bloomberg screen RU30INTR Index.

Legacy Assets: shall mean the assets already managed by the Manager on the date the Fund places additional assets with the Manager.

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